EXHIBIT 5.1

         [Sills Cummis Radin Tischman Epstein & Gross, P.A. Letterhead]

                                                          September 30, 1999

EP MedSystems, Inc.
100 Stierli Court
Mt. Arlington, NJ 07856

         Re: Registration Statement on Form S-3

         We have acted as counsel to and for EP MedSystems, Inc., a New Jersey corporation (the "Company") in connection with the preparation and filing of a Registration Statement on Form S-3 dated September 30, 1999 (the "Registration Statement"), filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Act"), on behalf of certain selling shareholders for the purpose of registering the resale of up to 1,247,500 shares (the "Registered Shares") of the Company's common stock, no par value, stated value $.001 per share (the "Common Stock"). Such total includes 1,135,000 shares currently issued and outstanding (the "Issued and Outstanding Shares") and 112,500 shares which are issuable upon the exercise of outstanding options (the "Options").

         We have examined the Company's Amended and Restated Certificate of Incorporation, Bylaws, as amended, resolutions of the Board of Directors of the Company and such other documents, instruments and records as we deemed necessary or appropriate for purposes of rendering this opinion.

     In rendering this opinion, we have assumed and relied upon, without independent investigation, other than the inquiry referred to above, (i) the authenticity, completeness, truth and due authorization, execution and delivery of all documents submitted to us as originals, (ii) the genuineness of all signatures on all documents submitted to us as originals, and (iii) the conformity to the originals of all documents submitted to us as certified or photostatic copies.

     The laws covered by the opinions expressed herein are limited to (a) the federal statutes, judicial decisions and rules and regulations of the governmental agencies of the United States and (b) the New Jersey Business Corporation Act.

     This opinion is given only with respect to laws and regulations presently in effect. We assume no obligation to advise you of any changes in law or regulation which may hereafter occur, whether the same are retroactively or prospectively applied., or to update or supplement this letter in any fashion to reflect any facts or circumstances which hereafter come to our attention.

     Based upon and subject to the foregoing, we are of the opinion, as of the date hereof, that (i) all of the Registered Shares have been duly authorized,
(ii) the Issued and Outstanding Shares have been validly issued and are fully paid and nonassessable and (iii) the Registered Shares issuable upon the exercise of the Options, when issued upon payment of the exercise price specified in the Options, will be validly issued, fully paid and nonassessable.

     We hereby consent to (i) the filing of this opinion letter as an exhibit to the Registration Statement and (ii) to the reference under the caption "Legal Matters" in the Prospectus contained within the Registration Statement to our firm as the legal counsel that has passed upon the validity of the Common Stock to be offered pursuant to the Registration Statement.

Very truly yours,

/s/  Sills Cummis Radin Tischman Epstein & Gross, P.A.